EXHIBIT 99.4

SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions in the shares of Common Stock effected by the Reporting Person in open market since the filing of Amendment No. 3 on December 18, 2024.

Date	Number of Shares	Transaction Type	Price Per Share in ($) (1)	Fill Prices in ($) (2)
01/13/2025	262,532	Sale	6.53	6.33 to 6.87
01/10/2025	271,339	Sale	6.97	6.51 to 7.505
01/10/2025	148,457	Sale	7.92	7.51 to 8.50
01/10/2025	51,488	Sale	8.79	8.51 to 9.40
01/10/2025	4,396	Sale	10.02	9.513 to 10.50
01/10/2025	6,768	Sale	11.05	10.60 to 11.50
01/10/2025	4,022	Sale	11.81	11.51 to 12.32
01/10/2025	3,837	Purchase	12.61	12.34 to 12.99

(1) The price reported in the "Price Per Share" column above excludes commission and fees.

(2) The price reported in the "Price Per Share" column above reflects the weighted average purchase price. The transaction was executed in multiple trades in prices in the range set forth in this column. The Reporting Person hereby undertakes to provide to the Securities and Exchange Commission staff, the Issuer, or a security holder of the Issuer, upon request, full information regarding the number of shares purchased at each respective price within the ranges set forth in this column.